Exhibit 99.1

                         Company Contact:    Richard Olicker
                                             President & Chief Operating Officer
                                             Steven Madden, Ltd.
                                             (718) 446-1800

                         Investor Relations: Cara O'Brien/Lila Sharifian
                                      Press: Melissa Merrill
                                             Financial Dynamics
                                             (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------


         STEVEN MADDEN, LTD. ANNOUNCES FISCAL 2005 FIRST QUARTER RESULTS
        ~ Total Retail Sales Rise 12% and Same Store Sales Increase 6% ~
                       ~ Company Reaffirms 2005 Outlook ~
        ~ Company Founder Resumes Position of Creative and Design Chief ~

         LONG ISLAND CITY, N.Y. - May 3, 2005 - Steven Madden, Ltd. (NASDAQ:
SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced financial results for the first quarter ended March 31, 2005.

         Net sales increased 5.8% to $83.3 million from $78.8 million in the first quarter of 2004. Gross margin was 34.0% versus 39.7% in the same period last year. The margin decrease reflects liquidation of obsolete inventory in both the wholesale and retail operations, increased promotional activity at retail, and a demanding markdown environment at wholesale that had a particularly significant impact on the Candie's and l.e.i. divisions. Operating expenses were $29.0 million compared to $26.1 million in the year-ago period. This increase is primarily due to higher professional costs associated mainly with Sarbanes Oxley compliance as well as increased salaries and occupancy expenses related to an expanding store base. Net income was $1.0 million, or $0.07 per diluted share, compared to $4.1 million, or $0.29 per diluted share, in the first quarter of last year.

         Revenues from the wholesale business, comprised of the Company's seven brands, Steve Madden Womens, Steve Madden Mens, Stevies, l.e.i., Steven, UNIONBAY, and Candie's, increased 3.3% to $56.9 million from $55.1 million in the comparable period of 2004, reflecting strong sales in Steve Madden Womens and Steve Madden Mens as well as growth in Candie's and UNIONBAY.

         Retail revenues for the quarter increased 11.7% to $26.5 million from $23.7 million in last year's first quarter. Same store sales increased 5.5% on top of an increase of 8.0% in the prior year period due to the early release and strong reception to select sandals, the continued strength of dress shoes, and a significantly greater contribution from sales of Steve Madden Mens in our retail locations. During the quarter, the Company opened three Steve Madden stores and closed two underperforming Shoe Biz outlet stores to increase the Company's total number of stores to 92, including the Internet store, versus 83 locations in the same period last year.

         Richard Olicker, President and Chief Operating Officer, stated, "During the quarter, we diligently worked to make progress in key areas of our operations. As expected at the end of fiscal 2004, we experienced continued gross margin pressure and higher operating expenses related to professional fees and costs to support the growing business. Despite these challenges, we posted increases in same store sales and total sales, led by a 68% increase in Steve Madden Mens sales and growth in Steve Madden Womens, Candie's and UNIONBAY. We also continued our strategy to exit select doors within our l.e.i. and Stevies divisions, which will improve the long term profitability of our wholesale business. In addition, we further strengthened our retail business by expanding our store base and closing underperforming locations. We intend to continue to improve these areas of our business while better managing both inventory and our cost structure to mitigate pressures on our bottom line."

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Page 2 - Steven Madden, Ltd. Announces First Quarter Results

         "We have maintained the excellent condition of our balance sheet, and with $78.1 million in cash, cash equivalents, and investment securities, no debt, and total stockholders' equity of $162.2 million, we are well positioned as we move forward," added Arvind Dharia, Chief Financial Officer.

         The Company also announced the official return of Steve Madden to the Company. Mr. Madden, who founded the Company in 1990, has resumed the role of Creative and Design Chief and will be responsible for creative and design functions of the Company.

Company Outlook
---------------

         Based on current business and economic conditions, the Company anticipates that 2005 net sales will be flat to slightly higher than sales in 2004. The Company also reiterates its expectation of diluted earnings per share in the range of $0.65 to $0.68.

         Jamieson Karson, Chairman and Chief Executive Officer, said, "Given the fact that we experienced pockets of strength in our business despite challenging conditions, we are pleased with our overall first quarter performance. We continued to drive a turnaround in certain wholesale divisions, re-evaluated certain wholesale doors and Company-owned stores to focus on the most profitable locations, and expanded our retail operations in line with the intent to open 12 to 15 stores this year. In addition, we delivered positive bottom line results, which keeps us on target to achieve our previously announced expectations for the year. Finally, as part of our plan to productively use cash, we repurchased 309,000 shares for an aggregate of $5.5 million. All of these initiatives will help us to not only meet our objectives for fiscal 2005 but also make strides towards long term growth and profitability and enhanced shareholder value."

         "Additionally, Steve's return is a very significant event in our Company's continued evolution. His creative energy inspires all of our Company's employees and his exceptional vision and talent are highly regarded throughout the fashion industry. We are thrilled to be able to once again leverage his creative and design expertise and look forward to working together with him to sustain and further enhance our position as one of the indisputable leaders in the footwear market," Mr. Karson concluded.

Conference Call
---------------

         Interested shareholders are invited to listen to the first quarter earnings conference call scheduled for today, Tuesday, May 3, 2005, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until May 17, 2005. Additionally, a replay of the call can be accessed by dialing (877) 519-4471, passcode 5994495, and will be available until May 5, 2005.

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden and Stevies brands, including eyewear, hosiery, and belts, owns and operates one retail store under its Steven brand, and is the licensee for l.e.i Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                                 (tables follow)
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Page 3 - Steven Madden, Ltd. Announces First Quarter Results

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)



                                                        Three Months Ended
                                                    -------------------------
                                                      Mar 31,        Mar 31,
                                                       2005           2004
                                                    ----------     ----------

Net Sales                                               83,336         78,768
Cost of Sales                                           55,018         47,496
                                                    ----------     ----------
Gross Profit                                            28,318         31,272
Commission and licensing fee income                      1,947          1,416
Operating Expenses                                      29,044         26,108
                                                    ----------     ----------
Income from Operations                                   1,221          6,580
Interest and other Income, Net                             438            534
                                                    ----------     ----------
Income Before provision for Income Taxes                 1,659          7,114
Provision for Income Tax                                   697          2,988
                                                    ----------     ----------
Net Income                                                 962          4,126
                                                    ==========     ==========

Basic income per share                                    0.07           0.31
                                                    ==========     ==========
Diluted income per share                                  0.07           0.29
                                                    ==========     ==========

Weighted average common shares
outstanding - Basic                                     13,235         13,254
                                                    ==========     ==========
Weighted average common shares
outstanding - Diluted                                   13,804         14,374


                                     -more-

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Page 4 - Steven Madden, Ltd. Announces First Quarter Results

                    BALANCE SHEET HIGHLIGHTS


BALANCE SHEET HIGHLIGHTS
(in thousands)

                                      Mar 31, 2005    Dec 31,2004   Mar 31, 2004
                                      Consolidated   Consolidated   Consolidated
                                      ------------   ------------   ------------
                                       (Unaudited)                   (Unaudited)
Cash and cash equivalents                   30,186         30,853         22,302
Investment Securities                       47,936         49,124         50,296
Total Current Assets                       122,968        121,094        111,339
Total Assets                               185,634        186,430        181,013
Total Current Liabilities                   21,336         19,677         15,143
Total Stockholder Equity                   162,180        164,665        163,953


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